Exhibit 99.1

                  UNIVERSAL TRUCKLOAD SERVICES, INC. ANNOUNCES
                     THE ACQUISITION OF NOBLE & PITTS, INC.

    WARREN, Mich., July 13 /PRNewswire-FirstCall/ -- Universal Truckload Services, Inc. (Nasdaq: UACL) announced today that it has acquired the operations of Noble & Pitts, Inc. of Scottsboro, AL. Noble & Pitts is a truckload carrier providing dry van, flatbed and brokerage services throughout the United States. Noble & Pitts will operate as part of Universal's Mason & Dixon Lines subsidiary.

    Noble & Pitts generated combined truckload and brokerage revenues of approximately $33 million in 2005, including fuel surcharges of $3 million, through the support of approximately 26 agents, 250 owner-operators and 30 employees. Terms of the acquisition were not disclosed.

    Don Cochran, Universal's President and CEO, states, "We appreciate the efforts of our acquisition team led by Leo Blumenauer and the Noble & Pitts organization in structuring a deal that will bring this outstanding organization into UTSI. Noble & Pitts brings with it an excellent management team, as well as a strong group of agents and owner operators that will add value to the Universal Truckload Services family of companies."

    Universal Truckload Services, Inc. is primarily a non-asset based provider of transportation services to shippers throughout the United States and in the Canadian provinces of Ontario and Quebec. The Company's trucking services include both flatbed and dry van operations and the Company provides rail- truck and steamship-truck intermodal support services. The Company also offers truck brokerage services.

    Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

SOURCE  Universal Truckload Services, Inc.
    -0-                             07/13/2006
    /CONTACT: Robert Sigler, Vice President and Chief Financial Officer, or Leo Blumenauer, Vice President of Business Development, of Universal Truckload Services, Inc., +1-586-920-0100/
    /Web site:  http://goutsi.com /
    (UACL)